Exhibit 99.1

FOR IMMEDIATE RELEASE

SRS LABS REPORTS SECOND QUARTER 2008 RESULTS

Santa Ana, Calif., August 7, 2008 - SRS Labs, Inc. (NASDAQ: SRSL), the industry leader in surround sound, audio and voice technologies, reported financial results for the second quarter ended June 30, 2008. The company also has made available for download a slide presentation of financial data and analysis at www.srslabs.com/pdf/SRS_Q207_Earnings_Presentation.pdf.

Second Quarter 2008 Highlights

•                  Strengthened sales team with addition of new vice president of global sales

•                  Investment in sales and marketing resulted in nine license agreements

•                  New license agreements include Vizio, iSkin, Sling Media, and Harman Consumer Group

•                  Automotive segment revenues up 19% year-over-year

•                  Personal media device segment revenues up 12% year-over-year

Second Quarter Financial Results

Net revenues in the second quarter 2008 totaled $4.2 million, a decrease of 11% from $4.7 million reported in the same period a year ago. The decrease is primarily attributable to the previously disclosed loss of two customers, which has not yet been offset by increased revenues from existing accounts or revenue from new accounts. During the quarter, nine agreements were signed with estimated contracted minimum revenue of $3.6 million from new major accounts, which should start to be realized in six to nine months as SRS technology is integrated into new consumer products.

Total operating expenses in the quarter were $4.9 million, an increase of 26% from $3.9 million in the same quarter a year ago. This increase is primarily attributable to the company’s investment in additional professional sales and marketing personnel, engineering personnel and new marketing initiatives.

Net loss was $408,000 or ($0.03) per basic and diluted share, versus a net income of $1.3 million or $0.08 per basic and diluted share in the second quarter of 2007.

Quarter-end cash and cash equivalents and short-term and long-term investments totaled $47.3 million, as compared to $47.7 million at the end of the previous quarter and $45.1 million at the end of 2007.

“Starting early this year, we began investing in sales and marketing in order to realize the potential of our business and re-establish our historical annual revenue growth rate of approximately 25% to 30%,” said Thomas C.K. Yuen, SRS Labs chairman and CEO. “In addition to new leadership provided by Jeff Klaas, our new vice president of global sales, we also augmented our professional engineering staff to support our more strategically focused sales approach, and thereby transitioning SRS from a technology licensing company into a complete audio solutions provider.”

Continued Yuen:  “Our expected return on investment from this new sales approach was realized this quarter by winning nine out of the nine prospective license agreements that were decided during the quarter. Based on these wins, our growing brand awareness, and the rising industry demand for enhanced audio performance, our confidence in our market opportunities continues to build. To fully realize these opportunities, we will continue to invest in our sales executives and engineering support staff, as well as invest in new brand building programs that stimulate consumer demand. Given our current business activity, global sales initiatives and robust deal pipeline, we expect to return to our traditional annual revenue growth rate in 2009, combined with significant profitability.”

Results by Business Segment

Revenues in the company’s home entertainment segment were $2.7 million, a 14% decline from $3.2 million reported in the same period a year ago. The decline is primarily due to decreased revenues associated with the previously disclosed loss of one major customer which was not offset by increased revenue from other home entertainment segment accounts. During the quarter the company signed four new license agreements in this segment, including VIZIO, Inc.

Revenues in the portable media device segment were $0.4 million, a 12% increase from $0.4 million reported in the same quarter a year ago. The improvement is primarily attributable to the release of new products from Samsung Techwin. During the quarter the company signed three new license agreements in this segment, including iSkin and Harman Consumer Group.

Revenues in the automotive segment were $0.4 million, a 19% increase from $0.3 million reported in the same quarter a year ago. The improvement is primarily due to an increase in revenues from several customers in Japan who provide line install, dealer option, and aftermarket automotive audio and entertainment systems to major Japanese automotive manufacturers.

Revenues from personal telecommunications segment were $0.4 million, a 7% increase from $0.3 million reported in the same period a year ago. The improvement is primarily attributable to NEC, which had a 33% increase in models sold with SRS licensed technology.

Revenues in the PC segment were $0.2 million, a 48% decrease from $0.5 million reported in the same quarter a year ago. The decline is primarily due to the loss of a major customer in 2007. The negative revenue trend related to this customer ended in the second quarter. During the second quarter, the company signed two new license agreements in this segment, including Sling Media and another major account.

Business Segment Revenue as a Percentage of Total Net Revenue

	Three Months Ended June 30,
	2008	2007
Home Entertainment (TV, Set Top Box, A/V Receiver, DVD)	65%	68%
Portable Media Devices (Digital Media Player, Headphone)	11%	9%
Automotive	9%	6%
Personal Telecommunications (Mobile Phone, PDA)	9%	7%
PC (Software, Hardware)	6%	10%

Conference Call
SRS Labs will hold a conference call later today (Thursday, August 7, 2008) to discuss these second quarter 2008 financial results. Chairman and CEO Thomas C.K. Yuen and CFO Ulrich Gottschling will host the call starting at 5:00 p.m. Eastern Time. A question and answer session will follow management’s presentation.

To participate in the call, 5-10 minutes prior to the start time dial (866) 253-6509 and ask for the SRS Labs Q2 2008 Financial Results Conference Call.

The conference call will be broadcasted simultaneously on the company’s Web site at www.srslabs.com. For the webcast, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949-574-3860.

A telephone replay of the call will be available after 7:00 p.m. on the same day and until August 14, 2008, by dialing (866) 837-8032, and entering conference ID #: 1203344

About SRS Labs, Inc.
Founded in 1993, SRS Labs is the industry leader in audio signal processing for consumer electronics. Beginning with the audio technologies originally developed at Hughes Aircraft, SRS Labs holds over 150 worldwide patents and is recognized by the industry as the foremost authority in research and application of human auditory principals. Through partnerships with leading global CE companies, semiconductor manufacturers and software partners, SRS audio, surround sound and voice processing technologies have been included in over one billion electronic products sold worldwide including HDTVs, mobile phones, portable media devices, PCs and automotive entertainment. In fact, SRS Labs is the de-facto standard of HDTV audio processing with nine of the top ten name brand flat panel TVs featuring SRS technology. Additionally, SRS Labs surround sound solutions provide the professional broadcast and recording industries with high-performance production, back-haul, storage, and transmission capability. SRS Labs supports manufacturers worldwide with offices in the US, China, Europe, Japan, Korea and Taiwan. For more information, visit www.srslabs.com.

Safe Harbor statement:

This press release includes forward-looking statements that are based on our current expectations, estimates and projections about SRS Labs, Inc., management’s beliefs and certain assumptions made by us, and events beyond our control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to our future growth rates, expansion plans, operating results and profitability, as well as the timing of our future revenues. Forward-looking statements can often be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “likely,” “potential,” “continue,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results or the commitments made by us herein, and they are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to, the timely development, release and market acceptance of new SRS Labs’ products and technologies, the impact of competitive products, technologies and pricing; the loss of any material customer, design win or license arrangement; the ability of our customers to gain broad market acceptance for products incorporating our technologies and the timing of our customers’ sales; our ability to quickly and cost-effectively respond to technological changes and advancements; intellectual property disputes and the impact of pending litigation; the effectiveness of our expense and cost control and reduction efforts; general economic and political conditions and specific conditions in the markets we address; and such other factors described in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date they are made. We do not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

Company Contacts:

Ulrich Gottschling

Chief Financial Officer

SRS Labs, Inc.

Tel 949-442-5596

ir@srslabs.com

Matt Glover

Investor Relations

Liolios Group

Tel 949-574-3860

info@liolios.com

SRS LABS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$42,332,790	$39,615,291
Accounts receivable, net	419,808	1,138,425
Prepaid expenses and other current assets	790,393	893,388
Short-term investments	4,984,000	—

Total Current Assets	48,526,991	41,647,104

Investments available for sale	—	5,451,875
Property and equipment, net	342,443	309,727
Intangible assets, net	2,271,816	2,197,616
Deferred income taxes, net	2,601,131	1,776,202

Total Assets	$53,742,381	$51,382,524

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$591,826	$529,063
Accrued liabilities	794,779	689,308
Deferred revenue	2,012,476	1,156,836

Total Current Liabilities	3,399,081	2,375,207

Commitments and contingencies

Stockholders’ Equity
Preferred stock—$.001 par value; 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock—$.001 par value; 56,000,000 shares authorized; 15,790,315 and 16,946,377 shares issued; and 15,776,115 and 15,778,715 shares outstanding at June 30, 2008 and December 31, 2007, respectively	15,791	16,947
Additional paid-in capital	69,130,329	74,143,772
Accumulated other comprehensive loss	—	(48,125)
Accumulated deficit	(18,705,216)	(19,155,096)
Treasury stock at cost, 14,200 and 1,167,662 shares at June 30, 2008 and December 31, 2007, respectively	(97,604)	(5,950,181)

Total Stockholders’ Equity	50,343,300	49,007,317

Total Liabilities and Stockholders’ Equity	$53,742,381	$51,382,524

SRS LABS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues	$4,178,144	$4,694,852	$9,119,132	$9,767,255
Cost of sales	40,370	40,522	66,319	79,062

Gross profit	4,137,774	4,654,330	9,052,813	9,688,193

Operating expenses:
Sales and marketing	2,483,915	1,767,717	4,627,537	3,644,010
Research and development	852,771	814,595	1,779,533	1,676,220
General and administrative	1,527,597	1,292,181	2,965,955	2,669,608

Total operating expenses*	4,864,283	3,874,493	9,373,025	7,989,838

Operating (loss) income	(726,509)	779,837	(320,212)	1,698,355
Other income, net	333,363	508,964	783,324	1,002,760
Loss (income) from before income taxes	(393,146)	1,288,801	463,112	2,701,115
Income taxes	15,326	—	13,232	—
Net (loss) income	(408,472)	1,288,801	449,880	2,701,115

Net (loss) income per common share:
Basic	$(0.03)	$0.08	$0.03	$0.17
Diluted	$(0.03)	$0.08	$0.03	$0.16

Weighted average shares used in the per share calculations:
Basic	15,777,795	16,202,909	15,777,991	16,106,312
Diluted	15,777,795	16,652,184	16,280,923	16,448,156

*Included in Q2 2008 total operating expenses, is stock-based compensation expense of $414,000; $128,000 in sales and marketing, $85,000 in research and development, and $201,000 in general and administrative expenses.  Included in Q2 2007 total operating expenses, is stock-based compensation expense of $424,000; $129,000 in sales and marketing, $114,000 in research and development, and $181,000 in general and administrative expenses.